Exhibit 99.1

Contact: Peter G. Wiese, EVP & CFO, (530) 898-0300
For Immediate Release
TRICO BANCSHARES ANNOUNCES FOURTH QUARTER 2023 RESULTS
Notable Items from the Quarter
•Net income was $26.1 million compared to $30.6 million in the trailing quarter, and compared to $36.3 million in the same quarter of the prior year; Pre-tax pre-provision net revenue was $42.4 million compared to $46.2 million in the trailing quarter, and compared to $55.3 million in the same quarter of the prior year
•Cash flows generated from the investment securities portfolio and use of borrowing capacities continue to support the overall balance sheet with the loan to deposit ratio reaching 86.7%
•Proceeds of $46.9 million from the sale of available-for-sale investment securities resulted in a pre-tax realized loss of $120,000 and an expected earn back period of less than 9-months.
•Average yield on earning assets was 5.10%, an increase of 16 basis points over the 4.94% in the trailing quarter, and an increase of 58 basis points over the 4.52% from the same quarter in the prior year
•Net interest margin was 3.81% in the recent quarter, narrowing 7 basis points from 3.88% in the trailing quarter. Over the past several quarters the pace of margin compression has continued to slow, which is consistent with management's expectation that net interest margin will reach an inflection point by mid-2024
•We continue to operate without the utilization of brokered deposits or FRB's Bank Term Funding Program
•Loan balances increased $85.8 million or 1.3% while deposit balances declined $175.6 million or 2.2% from the trailing quarter
•The average cost of total deposits was 1.05% for the quarter as compared to 0.86% in the trailing quarter and 0.10% in the same quarter of the prior year and, as a result, the Company's total cost of deposits have increased 101 basis points since FOMC rate actions began in March 2022, which translates to a cycle-to-date deposit beta of 19.2%
"The cumulative impact of the FOMC’s series of rate increases, along with the overall level of higher interest rates appears to be slowing the rate of inflation and, just as importantly, reducing borrowers’ overall demand for credit. As consumers and businesses adjust to a ‘higher for longer’ rate cycle, our focus will continue to be on driving new customer acquisition opportunities. We continue to be cautious and diligent in our approach to our allowance and the management of our loan portfolio but are not seeing systemic weakness and overall levels of non-performing loans remain historically low," explained Rick Smith, President and Chief Executive Officer. Peter Wiese, EVP and Chief Financial Officer added, "2023 was eventful and challenging for TriCo and the industry alike as the continued higher interest rate environment caused compression on margins while cyber costs and the regulatory response to bank failures caused pressure on non-interest expenses. As we look forward to 2024, we are confident that continuing to maintain a fortress balance sheet, along with effective execution of long-term strategies will drive organic and acquisitive revenue growth."
CHICO, CA – (January 25, 2024) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced net income of $26.1 million for the quarter ended December 31, 2023, compared to $30.6 million during the trailing quarter ended September 30, 2023, and $36.3 million during the quarter ended December 31, 2022. Diluted earnings per share were $0.78 for the fourth quarter of 2023, compared to $0.92 for the trailing quarter and $1.09 during the fourth quarter of 2022.
Financial Highlights
Performance highlights for the Company included the following:
•For the quarter ended December 31, 2023, the Company’s return on average assets was 1.05%, while the return on average equity was 9.43%. For the year ended December 31, 2023, the Company’s return on average assets was 1.19%, while the return on average equity was 10.65%.
•The loan to deposit ratio increased to 86.7% as of December 31, 2023, as compared to 83.8% as of the trailing quarter.
•The efficiency ratio was 55.8% and 53.0% for the twelve-months ended December 31, 2023 and 2022, respectively.
•The provision for credit losses was approximately $6.0 million during the quarter ended December 31, 2023, as compared to a provision for credit losses of $4.2 million during the trailing quarter ended September 30, 2023, and a provision for credit losses of $4.2 million for the three-month period ended December 31, 2022.
•The allowance for credit losses to total loans was 1.79% as of December 31, 2023, compared to 1.73% as of the trailing quarter end, and 1.64% as of December 31, 2022. Non-performing assets to total assets were 0.35% on December 31, 2023, as compared to 0.33% as of September 30, 2023, and 0.25% at December 31, 2022.

Financial results reported in this document are preliminary and unaudited. Final financial results and other disclosures will be reported in our Annual Report on Form 10-K for the period ended December 31, 2023, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Summary Results
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
	December 31,	September 30,
(dollars and shares in thousands, except per share data)	2023	2023	$ Change	% Change
Net interest income	$86,617	$88,123	$(1,506)	(1.7)%
Provision for credit losses	(5,990)	(4,155)	(1,835)	44.2%
Noninterest income	16,040	15,984	56	0.4%
Noninterest expense	(60,267)	(57,878)	(2,389)	4.1%
Provision for income taxes	(10,325)	(11,484)	1,159	(10.1)%
Net income	$26,075	$30,590	$(4,515)	(14.8)%
Diluted earnings per share	$0.78	$0.92	$(0.14)	(15.2)%
Dividends per share	$0.30	$0.30	$—	—%
Average common shares	33,267	33,263	4	—%
Average diluted common shares	33,352	33,319	33	0.1%
Return on average total assets	1.05%	1.23%
Return on average equity	9.43%	10.91%
Efficiency ratio	58.71%	55.59%

	Three months ended December 31,
(dollars and shares in thousands, except per share data)	2023	2022	$ Change	% Change
Net interest income	$86,617	$98,900	$(12,283)	(12.4)%
Provision for credit losses	(5,990)	(4,245)	(1,745)	41.1%
Noninterest income	16,040	15,880	160	1.0%
Noninterest expense	(60,267)	(59,469)	(798)	1.3%
Provision for income taxes	(10,325)	(14,723)	4,398	(29.9)%
Net income	$26,075	$36,343	$(10,268)	(28.3)%
Diluted earnings per share	$0.78	$1.09	$(0.31)	(28.4)%
Dividends per share	$0.30	$0.30	$—	—%
Average common shares	33,267	33,330	(63)	(0.2)%
Average diluted common shares	33,352	33,467	(115)	(0.3)%
Return on average total assets	1.05%	1.45%
Return on average equity	9.43%	14.19%
Efficiency ratio	58.71%	51.81%

	Twelve months ended December 31,
(dollars and shares in thousands)	2023	2022	$ Change	% Change
Net interest income	$356,677	$345,976	$10,701	3.1%
Provision for credit losses	(23,990)	(18,470)	(5,520)	29.9%
Noninterest income	61,400	63,046	(1,646)	(2.6)%
Noninterest expense	(233,182)	(216,645)	(16,537)	7.6%
Provision for income taxes	(43,515)	(48,488)	4,973	(10.3)%
Net income	$117,390	$125,419	$(8,029)	(6.4)%
Diluted earnings per share	$3.52	$3.83	$(0.31)	(8.1)%
Dividends per share	$1.20	$1.10	$0.10	9.1%
Average common shares	33,261	32,584	677	2.1%
Average diluted common shares	33,355	32,721	634	1.9%
Return on average total assets	1.19%	1.28%
Return on average equity	10.65%	11.67%
Efficiency ratio	55.77%	52.97%

Balance Sheet
Total loans outstanding grew to $6.8 billion as of December 31, 2023, an organic increase of 5.3% over December 31, 2022. As compared to September 30, 2023, total loans outstanding increased during the quarter by $85.8 million or 5.1% annualized. Investments decreased to $2.31 billion as of December 31, 2023, an annualized decrease of 12.4% over December 31, 2022. Quarterly average earning assets to quarterly total average assets was 91.6% on December 31, 2023, compared to 91.4% at December 31, 2022. The loan-to-deposit ratio was 86.7% on December 31, 2023, as compared to 77.4% at December 31, 2022. The Company did not utilized brokered deposits during 2023 or 2022 and has relied solely on short-term borrowings to fund cash flow timing differences.
Total shareholders' equity increased by $89.3 million during the quarter ended December 31, 2023, as a result of accumulated other comprehensive losses decreasing by $72.2 million and net income of $26.1 million, offset partially by cash dividend payments on common stock of approximately $10.0 million. As a result, the Company’s book value grew to $34.86 per share at December 31, 2023, compared to $31.39 at December 31, 2022. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $25.39 per share at December 31, 2023, as compared to $21.76 at December 31, 2022. As noted above, changes in the fair value of available-for-sale investment securities, net of deferred taxes continue to create moderate levels of volatility in tangible book value per share.
Trailing Quarter Balance Sheet Change

Ending balances	December 31,	September 30,		Annualized % Change
(dollars in thousands)	2023	2023	$ Change
Total assets	$9,910,089	$9,897,006	$13,083	0.5%
Total loans	6,794,470	6,708,666	85,804	5.1
Total investments	2,305,882	2,333,162	(27,280)	(4.7)
Total deposits	7,834,038	8,009,643	(175,605)	(8.8)
Total other borrowings	632,582	537,975	94,607	70.3
Loans outstanding increased by $85.8 million or 5.1% on an annualized basis during the quarter ended December 31, 2023. During the quarter, loan originations/draws totaled approximately $450.0 million while payoffs/repayments of loans totaled $368.0 million, which compares to originations/draws and payoffs/repayments during the trailing quarter ended of $495.0 million and $308.0 million, respectively. While origination volume decreased from the previous quarter, activity levels continue to be lower relative to the comparative period in 2022 due in part to disciplined pricing and underwriting, as well as decreased borrower appetite given economic uncertainties. Investment security balances decreased $27.3 million or 4.7% on an annualized basis as the result of net prepayments, maturities, and sales totaling approximating $130.7 million, offset by net increases in the market value of securities of $103.6 million. Management intends to utilize excess cash flows from the investment security portfolio to support loan growth or reduce borrowings, thus driving an improved mix of earning assets. Deposit balances decreased by $175.6 million or 8.8% annualized during the period. Funding for the net cash outflows of loans, investment securities and deposits during the quarter were supported by a net increase of $94.6 million in short-term borrowings, which totaled $632.6 million at December 31, 2023.
Average Trailing Quarter Balance Sheet Change

Quarterly average balances for the period ended	December 31,	September 30,		Annualized % Change
(dollars in thousands)	2023	2023	$ Change
Total assets	$9,879,355	$9,874,240	$5,115	0.2%
Total loans	6,746,153	6,597,400	148,753	9.0
Total investments	2,277,985	2,429,335	(151,350)	(24.9)
Total deposits	7,990,993	8,043,101	(52,108)	(2.6)
Total other borrowings	515,959	449,274	66,685	59.4
Year Over Year Balance Sheet Change

Ending balances	As of December 31,			% Change
(dollars in thousands)	2023	2022	$ Change
Total assets	$9,910,089	$9,930,986	$(20,897)	(0.2)%
Total loans	6,794,470	6,450,447	344,023	5.3
Total loans, excluding PPP	6,793,388	6,448,845	344,543	5.3
Total investments	2,305,882	2,633,269	(327,387)	(12.4)
Total deposits	7,834,038	8,329,013	(494,975)	(5.9)
Total other borrowings	632,582	264,605	367,977	139.1
Loan balances increased as a result of organic activities by approximately $344.5 million or 5.3% during the twelve-month period ending December 31, 2023. Over the same period deposit balances have declined by $495.0 million or 5.9%. The Company has offset these declines through the deployment of excess cash balances, runoff of investment security balances, and proceeds from short-term

Federal Home Loan Bank (FHLB) borrowings. As of December 31, 2023 and December 31, 2022, short-term borrowings from the FHLB totaled $600.0 million and $216.7 million and had a weighted average interest rate of 5.38% and 4.65%, respectively.
Liquidity
The Company's primary sources of liquidity include the following for the periods indicated:

(dollars in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Borrowing capacity at correspondent banks and FRB	$2,921,525	$2,927,065	$2,815,574
Less: borrowings outstanding	(600,000)	(500,000)	(216,700)
Unpledged available-for-sale (AFS) investment securities	1,558,506	1,702,265	1,990,451
Cash held or in transit with FRB	51,253	72,049	56,910
Total primary liquidity	$3,931,284	$4,201,379	$4,646,235

Estimated uninsured deposit balances	$2,371,000	$2,407,000	$2,701,000
At December 31, 2023, the Company's primary sources of liquidity represented 50% of total deposits and 166% of estimated total uninsured (excluding collateralized municipal deposits and intercompany balances) deposits, respectively. As secondary sources of liquidity, the Company's held-to-maturity investment securities had a fair value of $125.1 million, including approximately $8.3 million in net unrealized losses. The Company did not utilize any brokered deposits during 2023 or 2022.
Net Interest Income and Net Interest Margin
During the twelve-month period ended December 31, 2023, the Federal Open Market Committee's (FOMC) actions have resulted in an increase in the Fed Funds Rate by approximately 100 basis points. During the same period the Company's yield on total loans (excluding PPP) increased 54 basis points to 5.64% for the three months ended December 31, 2023, from 5.10% for the three months ended December 31, 2022. Moreover, the tax equivalent yield on the Company's investment security portfolio was 3.50% for the quarter ended December 31, 2023, an increase of 37 basis points from the 3.13% for the three months ended December 31, 2022. The cost of total interest-bearing deposits and total interest-bearing liabilities increased by 144 basis points and 169 basis points, respectively, between the three month periods ended December 31, 2023 and 2022. Since FOMC rate actions began in March 2022, the Company's cost of total deposits has increased 101 basis points which translates to a cycle to date deposit beta of 19.2%.
The Company continues to manage its cost of deposits through the use of various pricing and product mix strategies. As of December 31, 2023, September 30, 2023, and December 31, 2022, deposits priced utilizing these strategies totaled $1.3 billion, $1.2 billion and $579.1 million, respectively, and carried weighted average rates of 3.60%, 3.53%, and 1.64%, respectively.
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
	December 31,	September 30,
(dollars in thousands)	2023	2023	Change	% Change
Interest income	$115,909	$112,380	$3,529	3.1%
Interest expense	(29,292)	(24,257)	(5,035)	20.8%
Fully tax-equivalent adjustment (FTE) (1)	360	405	(45)	(11.1)%
Net interest income (FTE)	$86,977	$88,528	$(1,551)	(1.8)%
Net interest margin (FTE)	3.81%	3.88%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,459	$1,324	$135	10.2%
Net interest margin less effect of acquired loan discount accretion(1)	3.75%	3.82%	(0.07)%
PPP loans yield, net:
Amount (included in interest income)	$1	$2	$(1)	(50.0)%
Net interest margin less effect of PPP loan yield (1)	3.81%	3.88%	(0.07)%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,460	$1,326	$134	10.1%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.75%	3.82%	(0.07)%

	Three months ended December 31,
(dollars in thousands)	2023	2022	Change	% Change
Interest income	$115,909	$102,989	$12,920	12.5%
Interest expense	(29,292)	(4,089)	(25,203)	616.4%
Fully tax-equivalent adjustment (FTE) (1)	360	440	(80)	(18.2)%
Net interest income (FTE)	$86,977	$99,340	$(12,363)	(12.4)%
Net interest margin (FTE)	3.81%	4.34%

Acquired loans discount accretion, net:
Amount (included in interest income)	$1,459	$1,751	$(292)	(16.7)%
Net interest margin less effect of acquired loan discount accretion(1)	3.75%	4.27%	(0.52)%
PPP loans yield, net:
Amount (included in interest income)	$1	$16	$(15)	(93.8)%
Net interest margin less effect of PPP loan yield (1)	3.81%	4.34%	(0.53)%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,460	$1,767	$(307)	(17.4)%
Net interest margin less effect of acquired loan discount accretion and PPP loan yield (1)	3.75%	4.27%	(0.52)%

	Twelve months ended December 31,
(dollars in thousands)	2023	2022	Change	% Change
Interest income	$438,354	$355,505	$82,849	23.3%
Interest expense	(81,677)	(9,529)	(72,148)	757.1%
Fully tax-equivalent adjustment (FTE) (1)	1,536	1,560	(24)	(1.5)%
Net interest income (FTE)	$358,213	$347,536	$10,677	3.1%
Net interest margin (FTE)	3.96%	3.88%

Acquired loans discount accretion, net:
Amount (included in interest income)	$5,651	$5,465	$186	3.4%
Net interest margin less effect of acquired loan discount accretion(1)	3.90%	3.81%	0.09%
PPP loans yield, net:
Amount (included in interest income)	$12	$2,390	$(2,378)	(99.5)%
Net interest margin less effect of PPP loan yield (1)	3.96%	3.86%	0.10%
Acquired loans discount accretion and PPP loan yield, net:
Amount (included in interest income)	$5,663	$7,855	$(2,192)	(27.9)%
Net interest margin less effect of acquired loans discount and PPP loan yield (1)	3.90%	3.80%	0.10%
(1)Certain information included herein is presented on a fully tax-equivalent (FTE) basis and / or to present additional financial details which may be desired by users of this financial information. The Company believes the use of these non-generally accepted accounting principles (non-GAAP) measures provide additional clarity in assessing its results, and the presentation of these measures are common practice within the banking industry. See additional information related to non-GAAP measures at the back of this document.
Loans may be acquired at a premium or discount to par value, in which case, the premium is amortized (subtracted from) or the discount is accreted (added to) interest income over the remaining life of the loan. The dollar impact of loan discount accretion and loan premium amortization decrease as the purchased loans mature or pay off early. Upon the early pay off of a loan, any remaining unaccreted discount or unamortized premium is immediately taken into interest income; and as loan payoffs may vary significantly from quarter to quarter, so may the impact of discount accretion and premium amortization on interest income. Despite the elevated rate environment, the prepayment rate of portfolio loans, inclusive of those acquired at a premium or discount, increased during 2023 as compared to 2022. During the year ended December 31, 2023 and December 31, 2022, the purchased loan discount accretion was $5.7 million and $5.5 million, respectively.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the quarterly periods indicated:
ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS
(unaudited, dollars in thousands)

	Three months ended			Three months ended			Three months ended
	December 31, 2023			September 30, 2023			December 31, 2022
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$6,745,040	$95,840	5.64%	$6,596,116	$91,705	5.52%	$6,357,250	$81,740	5.10%
PPP loans	1,113	1	0.36%	1,284	2	0.62%	1,748	16	3.63%
Investments-taxable	2,104,402	18,522	3.49%	2,246,569	18,990	3.35%	2,414,236	18,804	3.09%
Investments-nontaxable (1)	173,583	1,561	3.57%	182,766	1,755	3.81%	209,826	1,906	3.60%
Total investments	2,277,985	20,083	3.50%	2,429,335	20,745	3.39%	2,624,062	20,710	3.13%
Cash at Fed Reserve and other banks	23,095	345	5.93%	26,654	333	4.96%	93,390	963	4.09%
Total earning assets	9,047,233	116,269	5.10%	9,053,389	112,785	4.94%	9,076,450	103,429	4.52%
Other assets, net	832,122			820,851			856,481
Total assets	$9,879,355			$9,874,240			$9,932,931
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,755,900	$4,714	1.07%	$1,751,625	$3,916	0.89%	$1,709,494	$150	0.03%
Savings deposits	2,765,679	10,828	1.55%	2,790,197	9,526	1.35%	2,921,935	1,815	0.25%
Time deposits	652,709	5,564	3.38%	535,715	3,937	2.92%	251,218	205	0.32%
Total interest-bearing deposits	5,174,288	21,106	1.62%	5,077,537	17,379	1.36%	4,882,647	2,170	0.18%
Other borrowings	515,959	6,394	4.92%	449,274	5,106	4.51%	85,927	406	1.87%
Junior subordinated debt	101,087	1,792	7.03%	101,070	1,772	6.96%	101,030	1,513	5.94%
Total interest-bearing liabilities	5,791,334	29,292	2.01%	5,627,881	24,257	1.71%	5,069,604	4,089	0.32%
Noninterest-bearing deposits	2,816,705			2,965,564			3,662,525
Other liabilities	173,885			168,391			184,334
Shareholders’ equity	1,097,431			1,112,404			1,016,468
Total liabilities and shareholders’ equity	$9,879,355			$9,874,240			$9,932,931
Net interest rate spread (1) (2)			3.09%			3.23%			4.20%
Net interest income and margin (1) (3)		$86,977	3.81%		$88,528	3.88%		$99,340	4.34%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended December 31, 2023, decreased $1.6 million or 1.8% to $87.0 million compared to $88.5 million during the three months ended September 30, 2023. In addition, net interest margin declined 7 basis points to 3.81%, compared to the trailing quarter. The decrease in net interest income is primarily attributed to an additional $3.7 million or 21.4% in deposit interest expense due to changes in product mix as customers continue to be drawn towards higher paying accounts. Deposit cost increases during the current quarter were also influenced by continued competitive pricing pressures. As a partial offset, total interest income increased $3.5 million or 3.1% as compared to the trailing quarter.

As compared to the same quarter in the prior year, average loan yields, excluding PPP, increased 54 basis points from 5.10% during the three months ended December 31, 2022, to 5.64% during the three months ended December 31, 2023. The accretion of discounts from acquired loans added 9 and 11 basis points to loan yields during the quarters ended December 31, 2023 and December 31, 2022, respectively.
The rates paid on interest bearing deposits increased by 26 basis points during the quarter ended December 31, 2023, compared to the trailing quarter. The cost of interest-bearing deposits increased by 144 basis points between the quarter ended December 31, 2023, and the same quarter of the prior year. In addition, the average balance of noninterest-bearing deposits decreased by $148.9 million quarter over quarter and decreased by $845.8 million from three month average for the period ended December 31, 2022 amidst a continued migration of customer funds to interest-bearing products. As of December 31, 2023, the ratio of average total noninterest-bearing deposits to total average deposits was 35.2%, as compared to 36.9% and 42.9% at September 30, 2023 and December 31, 2022, respectively.

	Twelve months ended December 31, 2023			Twelve months ended December 31, 2022
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans, excluding PPP	$6,555,886	$356,698	5.44%	$5,841,770	$282,985	4.84%
PPP loans	1,360	12	0.88%	24,590	2,390	9.72%
Investments-taxable	2,272,301	75,203	3.31%	2,459,032	60,499	2.46%
Investments-nontaxable (1)	181,766	6,656	3.66%	190,339	6,759	3.55%
Total investments	2,454,067	81,859	3.34%	2,649,371	67,258	2.54%
Cash at Fed Reserve and other banks	26,469	1,321	4.99%	452,300	4,432	0.98%
Total earning assets	9,037,782	439,890	4.87%	8,968,031	357,065	3.98%
Other assets, net	832,407			803,570
Total assets	$9,870,189			$9,771,601
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,709,930	$11,190	0.65%	$1,720,932	$452	0.03%
Savings deposits	2,805,424	31,444	1.12%	2,878,189	3,356	0.12%
Time deposits	473,688	12,453	2.63%	302,619	881	0.29%
Total interest-bearing deposits	4,989,042	55,087	1.10%	4,901,740	4,689	0.10%
Other borrowings	430,736	19,712	4.58%	33,410	421	1.26%
Junior subordinated debt	101,064	6,878	6.81%	91,138	4,419	4.85%
Total interest-bearing liabilities	5,520,842	81,677	1.48%	5,026,288	9,529	0.19%
Noninterest-bearing deposits	3,068,839			3,492,713
Other liabilities	178,072			178,163
Shareholders’ equity	1,102,436			1,074,437
Total liabilities and shareholders’ equity	$9,870,189			$9,771,601
Net interest rate spread (1) (2)			3.39%			3.79%
Net interest income and margin (1) (3)		$358,213	3.96%		$347,536	3.88%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Earning Asset Composition
Throughout 2023 market interest rates, including many rates that serve as reference indices for variable rate loans and investment securities increased. As noted above, these rate increases have continued to benefit growth in total interest income. As of December 31, 2023, the Company's loan portfolio consisted of approximately $6.8 billion in outstanding principal with a weighted average coupon rate of 5.44%. During the three-month periods ending December 31, 2023, September 30, 2023, and December 31, 2022, the weighted average coupon on loan production in the quarter was 7.54%, 7.14% and 6.25%, respectively. Included in the December 31, 2023 loan total are adjustable rate loans totaling $3.5 billion, of which, $985.0 million are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities with fair values totaling $355.4 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended December 31, 2023, the Company recorded a provision for credit losses of $6.0 million, as compared to $4.2 million during the trailing quarter, and $4.2 million during the fourth quarter of 2022.
The following table presents details of the provision for credit losses for the periods indicated:

	Three months ended		Twelve months ended
(dollars in thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Addition to allowance for credit losses	$6,040	$4,300	$22,455	$17,945
Addition to reserve for unfunded loan commitments	(50)	(55)	1,535	525
Total provision for credit losses	$5,990	$4,245	$23,990	$18,470

The following table presents the activity in the allowance for credit losses on loans for the periods indicated:

	Three months ended		Twelve months ended
(dollars in thousands)	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Balance, beginning of period	$115,812	$101,488	$105,680	$85,376
ACL at acquisition for PCD loans	—	—	—	2,037
Provision for credit losses	6,040	4,300	22,455	17,945
Loans charged-off	(749)	(174)	(8,140)	(1,585)
Recoveries of previously charged-off loans	419	66	1,527	1,907
Balance, end of period	$121,522	$105,680	$121,522	$105,680
The allowance for credit losses (ACL) was $121.5 million or 1.79% of total loans as of December 31, 2023. The provision for credit losses on loans of $6.0 million during the recent quarter was the net effect of charge-offs and increases in reserves for qualitative factors and quantitative reserves under the cohort model from loan growth as well as a $1.5 million increase in specific reserves for individually evaluated credits. On a comparative basis, the provision for credit losses of $4.3 million during the three months ended December 31, 2022, was attributed to both loan growth and qualitative components of the ACL model. For the current quarter, the qualitative components of the ACL resulted in a net increase in required reserves due primarily to year over year increases in BBB US Corporate bond yields. The quantitative component of the ACL increased reserve requirements by approximately $3.4 million over the trailing quarter, primarily attributed to increases in specific reserves and to a lesser extent, organic loan growth.
The Company utilizes a forecast period of approximately eight quarters and obtains the forecast data from publicly available sources as of the balance sheet date. This forecast data continues to evolve and includes improving shifts in the magnitude of changes for both the unemployment and GDP factors leading up to the balance sheet date. Despite continued declines on a year over year comparative basis, core inflation remains elevated from wage pressures, and higher living costs such as housing, energy and food prices resulting in a rising rate environment for nearly all of 2023. Management notes the rapid intervals of rate increases by the Federal Reserve may create repricing risk for certain borrowers and continued inversion of the yield curve, creates informed expectations of the US potentially entering a recession within 12 months. While projected cuts in interest rates from the Federal Reserve during 2024 may improve this outlook, the uncertainty associated with the extent and timing of these potential reductions has inhibited a material benefit to forecasted reserve levels. As a result, management continues to believe that certain credit weaknesses are likely present in the overall economy and that it is appropriate to cautiously maintain a reserve level that incorporates such risk factors.
Loans past due 30 days or more increased by $11.3 million during the quarter ended December 31, 2023, to $19.4 million, as compared to $8.1 million at September 30, 2023. Of the total $19.4 million in loans identified as past due, approximately $12.9 million is less than 90 days past due, the majority of which is well-secured. Non-performing loans were $31.9 million at December 31, 2023, an increase of $2.1 million from $29.8 million as of September 30, 2023, and an increase of $10.6 million from $21.3 million as of December 31, 2022. The increase in non-performing loans as compared to the trailing quarter is largely concentrated within agriculture lending, and specifically the result of declines in commodity pricing and therefore, expected revenue available to borrowers from harvest proceeds. Management continues to proactively work with these borrowers to identify actionable and appropriate resolution strategies which are customary for the industry. Of the $31.9 million loans designated as non-performing as of December 31, 2023, approximately $18.4 million are current with respect to payments required under their original loan agreements.
The following table illustrates the total loans by risk rating and their respective percentage of total loans for the periods presented:

	December 31,	% of Loans Outstanding	September 30,	% of Loans Outstanding	December 31,	% of Loans Outstanding
(dollars in thousands)	2023		2023		2022
Risk Rating:
Pass	$6,603,161	97.2%	$6,532,424	97.4%	$6,251,945	96.9%
Special Mention	103,812	1.5%	94,614	1.4%	127,000	2.0%
Substandard	87,497	1.3%	81,628	1.2%	71,502	1.1%
Total	$6,794,470		$6,708,666		$6,450,447

Classified loans to total loans	1.29%		1.22%		1.11%
Loans past due 30+ days to total loans	0.29%		0.12%		0.08%
The ratio of classified loans of 1.29% as of December 31, 2023 increased 7 basis points from September 30, 2023 and increased 18 basis points from the comparative quarter ended 2022. The newly classified credits are spread amongst several agriculture relationships. As a percentage of total loans outstanding, classified assets remain consistent with volumes experienced prior to the recent quantitative easing cycle spurred by the COVID pandemic, and reflects management's historically conservative approach to credit risk monitoring. The Company's combined criticized loan balances increased during the quarter by $15.1 million to $191.3 million as of December 31, 2023 and Management believes any credit risk has been adequately reserved against.
As of December 31, 2023, other real estate owned consisted of nine properties with a carrying value of approximately $2.7 million, an increased of $0.2 million from the trailing quarter ended.

Non-performing assets of $34.6 million at December 31, 2023, represented 0.35% of total assets, a change from the $32.7 million or 0.33% and $24.8 million or 0.25% as of September 30, 2023 and December 30, 2022, respectively.
Allocation of Credit Loss Reserves by Loan Type

	As of December 31, 2023		As of September 30, 2023		As of December 31, 2022
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non Owner Occupied	$35,077	1.58%	$33,723	1.55%	$30,962	1.44%
CRE - Owner Occupied	15,081	1.58%	14,503	1.51%	14,014	1.42%
Multifamily	14,418	1.52%	14,239	1.48%	13,132	1.39%
Farmland	4,288	1.58%	4,210	1.51%	3,273	1.17%
Total commercial real estate loans	68,864		66,675	1.53%	61,381	1.41%
Consumer:
SFR 1-4 1st Liens	14,009	1.59%	13,535	1.56%	11,268	1.43%
SFR HELOCs and Junior Liens	10,273	2.88%	10,163	2.88%	11,413	2.90%
Other	3,171	4.34%	2,920	4.44%	1,958	3.45%
Total consumer loans	27,453		26,618	2.07%	24,639	1.99%

Commercial and Industrial	12,750	2.17%	12,290	2.05%	13,597	2.39%
Construction	8,856	2.55%	8,097	2.52%	5,142	2.43%
Agricultural Production	3,589	2.48%	2,125	1.72%	906	1.48%
Leases	10	0.12%	7	0.09%	15	0.19%
Allowance for credit losses	121,522	1.79%	115,812	1.73%	105,680	1.64%
Reserve for unfunded loan commitments	5,850		5,900		4,315
Total allowance for credit losses	$127,372	1.87%	$121,712	1.81%	$109,995	1.71%

In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements which is expected to be amortized over the life of the loans. As of December 31, 2023, the unamortized discount associated with acquired loans totaled $24.6 million.
Non-interest Income
The following table presents the key components of non-interest income for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2023	September 30, 2023	Change	% Change
ATM and interchange fees	$6,531	$6,728	$(197)	(2.9)%
Service charges on deposit accounts	4,732	4,851	(119)	(2.5)%
Other service fees	1,432	1,142	290	25.4%
Mortgage banking service fees	444	445	(1)	(0.2)%
Change in value of mortgage servicing rights	(291)	(91)	(200)	219.8%
Total service charges and fees	12,848	13,075	(227)	(1.7)%
Increase in cash value of life insurance	876	684	192	28.1%
Asset management and commission income	1,284	1,141	143	12.5%
Gain on sale of loans	283	382	(99)	(25.9)%
Lease brokerage income	109	160	(51)	(31.9)%
Sale of customer checks	292	396	(104)	(26.3)%
Loss on sale of investment securities	(120)	—	(120)	n/a
(Loss) gain on marketable equity securities	117	(81)	198	(244.4)%
Other income	351	227	124	54.6%
Total other non-interest income	3,192	2,909	283	9.7%
Total non-interest income	$16,040	$15,984	$56	0.4%
Non-interest income increased $0.1 million or 0.4% to $16.0 million during the three months ended December 31, 2023, compared to $16.0 million during the quarter ended September 30, 2023. Other service fees increased by $0.3 million or 25.4% resulting from improved profitability on small business account services. This was partially offset by a decline of $0.2 million or 219.8% in the value of mortgage servicing rights attributed to a decrease in the reference rates during the quarter. A loss on the sale of investment securities totaling $0.1 million was recorded during the quarter in connection with the Company's strategic sale of $46.9 million in available for sale securities.

The following table presents the key components of non-interest income for the current and prior year periods indicated:

	Three months ended December 31,
(dollars in thousands)	2023	2022	Change	% Change
ATM and interchange fees	$6,531	$6,826	$(295)	(4.3)%
Service charges on deposit accounts	4,732	4,103	629	15.3%
Other service fees	1,432	1,091	341	31.3%
Mortgage banking service fees	444	465	(21)	(4.5)%
Change in value of mortgage servicing rights	(291)	(142)	(149)	104.9%
Total service charges and fees	12,848	12,343	505	4.1%
Increase in cash value of life insurance	876	809	67	8.3%
Asset management and commission income	1,284	1,040	244	23.5%
Gain on sale of loans	283	197	86	43.7%
Lease brokerage income	109	172	(63)	(36.6)%
Sale of customer checks	292	296	(4)	(1.4)%
Loss on sale of investment securities	(120)	—	(120)	n/a
Gain on marketable equity securities	117	6	111	1,850.0%
Other income	351	1,017	(666)	(65.5)%
Total other non-interest income	3,192	3,537	(345)	(9.8)%
Total non-interest income	$16,040	$15,880	$160	1.0%
Non-interest income increased $0.2 million or 1.0% to $16.0 million during the three months ended December 31, 2023, compared to $15.9 million during the comparative quarter ended December 31, 2022. Service charges on deposit accounts increased by $0.6 million or 15.3% from improved profitability on commercial deposit account activity. Other income declined by $0.7 million or 65.5% following the non-recurring income of $0.6 million earned from the sale of deposits during the fourth quarter in 2022.

	Twelve months ended December 31,
(dollars in thousands)	2023	2022	Change	% Change
ATM and interchange fees	$26,459	$26,767	$(308)	(1.2)%
Service charges on deposit accounts	17,595	16,536	1,059	6.4%
Other service fees	4,732	4,274	458	10.7%
Mortgage banking service fees	1,808	1,887	(79)	(4.2)%
Change in value of mortgage servicing rights	(506)	301	(807)	(268.1)%
Total service charges and fees	50,088	49,765	323	0.6%
Increase in cash value of life insurance	3,150	2,858	292	10.2%
Asset management and commission income	4,517	3,986	531	13.3%
Gain on sale of loans	1,166	2,342	(1,176)	(50.2)%
Lease brokerage income	441	820	(379)	(46.2)%
Sale of customer checks	1,383	1,167	216	18.5%
Loss on sale of investment securities	(284)	—	(284)	n/a
Gain (loss) on marketable equity securities	36	(340)	376	(110.6)%
Other income	903	2,448	(1,545)	(63.1)%
Total other non-interest income	11,312	13,281	(1,969)	(14.8)%
Total non-interest income	$61,400	$63,046	$(1,646)	(2.6)%
Non-interest income decreased $1.6 million or 2.6% to $61.4 million during the year ended December 31, 2023, as compared to $63.0 million during the year ended December 31, 2022. During 2023, total service charges and fees increased $323,000, which is net of approximately $930,000 in waived or reversed fees related to the network outage that occurred in the first quarter of the year. Mortgage origination related activity has declined year over year from elevated interest rates, as the income recorded from the sale of loans is down $1.2 million or 50.2%. Changes in interest rates also led to a decline in fair value of mortgage servicing rights during the twelve months ended December 31, 2023, which decreased by $0.8 million or 268.1%, as compared to the trailing twelve month period ended. Other income declined $1.5 million or 63.1%, $0.7 million of which is attributed to the sale of deposits mentioned above.

Non-interest Expense
The following table presents the key components of non-interest expense for the current and trailing quarterly periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2023	September 30, 2023	Change	% Change
Base salaries, net of deferred loan origination costs	$23,889	$23,616	$273	1.2%
Incentive compensation	3,894	4,391	(497)	(11.3)%
Benefits and other compensation costs	6,272	6,456	(184)	(2.9)%
Total salaries and benefits expense	34,055	34,463	(408)	(1.2)%
Occupancy	4,036	3,948	88	2.2%
Data processing and software	5,017	5,246	(229)	(4.4)%
Equipment	1,322	1,503	(181)	(12.0)%
Intangible amortization	1,216	1,590	(374)	(23.5)%
Advertising	875	881	(6)	(0.7)%
ATM and POS network charges	1,863	1,606	257	16.0%
Professional fees	2,032	1,752	280	16.0%
Telecommunications	576	567	9	1.6%
Regulatory assessments and insurance	1,297	1,194	103	8.6%
Postage	320	306	14	4.6%
Operational loss	445	474	(29)	(6.1)%
Courier service	537	492	45	9.1%
Loss (gain) on sale or acquisition of foreclosed assets	19	(152)	171	(112.5)%
Loss on disposal of fixed assets	1	4	(3)	(75.0)%
Other miscellaneous expense	6,656	4,004	2,652	66.2%
Total other non-interest expense	26,212	23,415	2,797	11.9%
Total non-interest expense	$60,267	$57,878	$2,389	4.1%
Average full-time equivalent staff	1,211	1,215	(4)	(0.3)%
Non-interest expense for the quarter ended December 31, 2023, increased $2.4 million or 4.1% to $60.3 million as compared to $57.9 million during the trailing quarter ended September 30, 2023. Total salaries and benefits expense decreased by $0.4 million or 1.2%, largely reflecting the reduction in incentive compensation paid on production and sales volumes. Other changes in non-interest expenses were primarily the result of expense timing and other operational activities.
The following table presents the key components of non-interest expense for the current and prior year quarterly periods indicated:

	Three months ended December 31,
(dollars in thousands)	2023	2022	Change	% Change
Base salaries, net of deferred loan origination costs	$23,889	$22,099	$1,790	8.1%
Incentive compensation	3,894	6,211	(2,317)	(37.3)%
Benefits and other compensation costs	6,272	8,301	(2,029)	(24.4)%
Total salaries and benefits expense	34,055	36,611	(2,556)	(7.0)%
Occupancy	4,036	3,957	79	2.0%
Data processing and software	5,017	4,102	915	22.3%
Equipment	1,322	1,525	(203)	(13.3)%
Intangible amortization	1,216	1,702	(486)	(28.6)%
Advertising	875	1,249	(374)	(29.9)%
ATM and POS network charges	1,863	2,134	(271)	(12.7)%
Professional fees	2,032	1,111	921	82.9%
Telecommunications	576	638	(62)	(9.7)%
Regulatory assessments and insurance	1,297	815	482	59.1%
Postage	320	319	1	0.3%
Operational loss	445	235	210	89.4%
Courier service	537	616	(79)	(12.8)%
Loss (gain) on sale or acquisition of foreclosed assets	19	(235)	254	(108.1)%
Loss (gain) on disposal of fixed assets	1	(1)	2	(200.0)%
Other miscellaneous expense	6,656	4,691	1,965	41.9%
Total other non-interest expense	26,212	22,858	3,354	14.7%
Total non-interest expense	$60,267	$59,469	$798	1.3%
Average full-time equivalent staff	1,211	1,210	1	0.1%

Non-interest expense increased $0.8 million or 1.3% to $60.3 million during the three months ended December 31, 2023, as compared to $59.5 million for the quarter ended December 31, 2022. Total salaries and benefits expense decreased by $2.6 million or 7.0% to $34.1 million, largely from a reduction in incentive compensation, and the absence of a non-recurring charge of $2.1 million in the comparative 2022 period following amendments to certain of the Company's retirement plans. Data processing and software expenses increased by $0.9 million or 22.3% related to ongoing investments in the Company's data management and security infrastructure. The increase in professional fees of $0.9 million was directly associated with various legal and consulting projects during the period.

	Twelve months ended December 31,
(dollars in thousands)	2023	2022	Change	% Change
Base salaries, net of deferred loan origination costs	$94,564	$84,861	$9,703	11.4%
Incentive compensation	15,557	17,908	(2,351)	(13.1)%
Benefits and other compensation costs	25,674	27,083	(1,409)	(5.2)%
Total salaries and benefits expense	135,795	129,852	5,943	4.6%
Occupancy	16,135	15,493	642	4.1%
Data processing and software	18,933	14,660	4,273	29.1%
Equipment	5,644	5,733	(89)	(1.6)%
Intangible amortization	6,118	6,334	(216)	(3.4)%
Advertising	3,531	3,694	(163)	(4.4)%
ATM and POS network charges	7,080	6,984	96	1.4%
Professional fees	7,358	4,392	2,966	67.5%
Telecommunications	2,547	2,298	249	10.8%
Regulatory assessments and insurance	5,276	3,142	2,134	67.9%
Merger and acquisition expenses	—	6,253	(6,253)	(100.0)%
Postage	1,236	1,147	89	7.8%
Operational loss	2,444	1,000	1,444	144.4%
Courier service	1,851	2,013	(162)	(8.0)%
Gain on sale or acquisition of foreclosed assets	(133)	(481)	348	(72.3)%
Loss (gain) on disposal of fixed assets	23	(1,070)	1,093	(102.1)%
Other miscellaneous expense	19,344	15,201	4,143	27.3%
Total other non-interest expense	97,387	86,793	10,594	12.2%
Total non-interest expense	$233,182	$216,645	$16,537	7.6%
Average full-time equivalent staff	1,214	1,169	45	3.8%
Total non-interest expense increased $16.5 million or 7.6% to $233.2 million during the year ended December 31, 2023, as compared to $216.6 million for the comparative period in 2022, for reasons primarily associated with the acquisition of Valley Republic Bank in March of 2022 which resulted in expense increases for nearly every identified category. Merger and acquisition expenses associated with this acquisition totaled $6.2 million for the twelve-month period ended 2022. The reasons for additional specific changes in various costs identified above, including data processing and professional fees are consistent with the discussions provided above for the most recent three months ended December 31, 2023 as compared with the trailing quarter ended September 30, 2023. Regulatory assessment charges also increased by approximately $1.2 million during the year as a result of increases in assessment rates. Other miscellaneous expenses also increased by $4.1 million in 2023 due to, among other things, changes in regulatory requirements which resulted in an estimated $0.8 million in refunds to customers previously charged non-sufficient funds fees, changes in the valuation of other real estate owned which contributed to $0.9 million in variance from the prior year, and other increases generally associated with increased operational costs.
Provision for Income Taxes
The Company’s effective tax rate was 28.4% and 27.0% for the quarter and year ended December 31, 2023, respectively, as compared to 27.3% for the period ended September 30, 2023, and 27.9% for the year ended December 31, 2022. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.
About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the conditions of the United States economy in general and the strength of the local economies in which we conduct operations; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the impacts of inflation, interest rate, market and monetary fluctuations on the Company's business condition and financial operating results; the impact of changes in financial services industry policies, laws and regulations; regulatory restrictions affecting our ability to successfully market and price our products to consumers; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; extreme weather, natural disasters and other catastrophic events that may or may not be caused by climate change and their effects on the Company's customers and the economic and business environments in which the Company operates; the impact of a slowing U.S. economy and decreases in housing and commercial real estate prices, potentially increased unemployment on the performance of our loan portfolio, the market value of our investment securities and possible other-than-temporary impairment of securities held by us due to changes in credit quality or rates; the availability of, and cost of, sources of funding and the demand for our products; adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, commodities prices, inflationary pressures and labor shortages on the economic recovery and our business; the impacts of international hostilities, wars, terrorism or geopolitical events; adverse developments in the financial services industry generally such as the recent bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; the costs or effects of mergers, acquisitions or dispositions we may make, as well as whether we are able to obtain any required governmental approvals in connection with any such activities, or identify and complete favorable transactions in the future, and/or realize the anticipated financial and business benefits; the regulatory and financial impacts associated with exceeding $10 billion in total assets; the negative impact on our reputation and profitability in the event customers experience economic harm or in the event that regulatory violations are identified; the ability to execute our business plan in new markets; the future operating or financial performance of the Company, including our outlook for future growth and changes in the level and direction of our nonperforming assets and charge-offs; the appropriateness of the allowance for credit losses, including the assumptions made under our current expected credit losses model; any deterioration in values of California real estate, both residential and commercial; the effectiveness of the Company's asset management activities managing the mix of earning assets and in improving, resolving or liquidating lower-quality assets; the effect of changes in the financial performance and/or condition of our borrowers; changes in accounting standards and practices; changes in consumer spending, borrowing and savings habits; our ability to attract and maintain deposits and other sources of liquidity; the effects of changes in the level or cost of checking or savings account deposits on our funding costs and net interest margin; increasing noninterest expense and its impact on our financial performance; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional competitors including retail businesses and technology companies; the challenges of attracting, integrating and retaining key employees; the vulnerability of the Company's operational or security systems or infrastructure, the systems of third-party vendors or other service providers with whom the Company contracts, and the Company's customers to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and data/security breaches and the cost to defend against and respond to such incidents; the impact of the recent cyber security ransomware incident on our operations and reputation; increased data security risks due to work from home arrangements and email vulnerability; failure to safeguard personal information, and any resulting litigation; the effect of a fall in stock market prices on our brokerage and wealth management businesses; the transition from the LIBOR to new interest rate benchmarks; the emergence or continuation of widespread health emergencies or pandemics; the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; and our ability to manage the risks involved in the foregoing. There can be no assurance that future developments affecting us will be the same as those anticipated by management. Additional factors that could cause results to differ materially from those described above can be found in our Annual Report on Form 10-K for the year ended December 31, 2022, which has been filed with the Securities and Exchange Commission (the “SEC”) and all subsequent filings with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Securities Act of 1934, as amended. Such filings are also available in the “Investor Relations” section of our website, https://www.tcbk.com/investor-relations and in other documents we file with the SEC. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. We undertake no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands, except share data)

	Three months ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Revenue and Expense Data
Interest income	$115,909	$112,380	$107,158	$102,907	$102,989
Interest expense	29,292	24,257	18,557	9,571	4,089
Net interest income	86,617	88,123	88,601	93,336	98,900
Provision for credit losses	5,990	4,155	9,650	4,195	4,245
Noninterest income:
Service charges and fees	12,848	13,075	12,968	11,197	12,343
Loss on sale of investment securities	(120)	—	—	(164)	—
Other income	3,312	2,909	2,773	2,602	3,537
Total noninterest income	16,040	15,984	15,741	13,635	15,880
Noninterest expense:
Salaries and benefits	34,055	34,463	34,714	32,563	36,611
Occupancy and equipment	5,358	5,451	5,427	5,543	5,482
Data processing and network	6,880	6,852	6,540	5,741	6,236
Other noninterest expense	13,974	11,112	14,562	9,947	11,140
Total noninterest expense	60,267	57,878	61,243	53,794	59,469
Total income before taxes	36,400	42,074	33,449	48,982	51,066
Provision for income taxes	10,325	11,484	8,557	13,149	14,723
Net income	$26,075	$30,590	$24,892	$35,833	$36,343
Share Data
Basic earnings per share	$0.78	$0.92	$0.75	$1.08	$1.09
Diluted earnings per share	$0.78	$0.92	$0.75	$1.07	$1.09
Dividends per share	$0.30	$0.30	$0.30	$0.30	$0.30
Book value per common share	$34.86	$32.18	$32.86	$32.84	$31.39
Tangible book value per common share (1)	$25.39	$22.67	$23.30	$23.22	$21.76
Shares outstanding	33,268,102	33,263,324	33,259,260	33,195,250	33,331,513
Weighted average shares	33,266,959	33,262,798	33,219,168	33,295,750	33,330,029
Weighted average diluted shares	33,351,737	33,319,291	33,301,548	33,437,680	33,467,393
Credit Quality
Allowance for credit losses to gross loans	1.79%	1.73%	1.80%	1.69%	1.64%
Loans past due 30 days or more	$19,415	$8,072	$9,483	$7,891	$4,947
Total nonperforming loans	$31,891	$29,799	$37,592	$16,025	$21,321
Total nonperforming assets	$34,595	$32,651	$40,506	$19,464	$24,760
Loans charged-off	$749	$5,357	$276	$1,758	$174
Loans recovered	$419	$720	$218	$170	$66
Selected Financial Ratios
Return on average total assets	1.05%	1.23%	1.01%	1.47%	1.45%
Return on average equity	9.43%	10.91%	8.98%	13.36%	14.19%
Average yield on loans, excluding PPP	5.64%	5.52%	5.38%	5.21%	5.10%
Average yield on interest-earning assets	5.10%	4.94%	4.78%	4.64%	4.52%
Average rate on interest-bearing deposits	1.62%	1.36%	0.95%	0.43%	0.18%
Average cost of total deposits	1.05%	0.86%	0.58%	0.25%	0.10%
Average cost of total deposits and other borrowings	1.28%	1.05%	0.80%	0.38%	0.12%
Average rate on borrowings & subordinated debt	5.26%	4.96%	4.92%	4.74%	4.07%
Average rate on interest-bearing liabilities	2.01%	1.71%	1.37%	0.74%	0.32%
Net interest margin (fully tax-equivalent) (1)	3.81%	3.88%	3.96%	4.21%	4.34%
Loans to deposits	86.73%	83.76%	80.55%	80.02%	77.45%
Efficiency ratio	58.71%	55.59%	58.69%	50.29%	51.81%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$1,459	$1,324	$1,471	$1,397	$1,751
All other loan interest income (excluding PPP) (1)	$94,381	$90,381	$85,272	$81,013	$79,989
Total loan interest income (excluding PPP) (1)	$95,840	$91,705	$86,743	$82,410	$81,740

(1) Non-GAAP measure

TRICO BANCSHARES—CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited. Dollars in thousands)

Balance Sheet Data	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Cash and due from banks	$98,701	$111,099	$118,792	$110,335	$107,230
Securities, available for sale, net	2,155,138	2,176,854	2,323,011	2,408,452	2,455,036
Securities, held to maturity, net	133,494	139,058	145,117	152,067	160,983
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	458	644	1,058	226	1,846
Loans:
Commercial real estate	4,394,802	4,367,445	4,343,924	4,353,959	4,359,083
Consumer	1,313,268	1,288,810	1,252,225	1,233,797	1,240,743
Commercial and industrial	586,455	599,757	576,247	553,098	569,921
Construction	347,198	320,963	278,425	225,996	211,560
Agriculture production	144,497	123,472	61,337	47,062	61,414
Leases	8,250	8,219	8,582	8,509	7,726
Total loans, gross	6,794,470	6,708,666	6,520,740	6,422,421	6,450,447
Allowance for credit losses	(121,522)	(115,812)	(117,329)	(108,407)	(105,680)
Total loans, net	6,672,948	6,592,854	6,403,411	6,314,014	6,344,767
Premises and equipment	71,347	71,760	72,619	72,096	72,327
Cash value of life insurance	136,892	136,016	135,332	134,544	133,742
Accrued interest receivable	36,768	34,595	32,835	31,388	31,856
Goodwill	304,442	304,442	304,442	304,442	304,442
Other intangible assets	10,552	11,768	13,358	15,014	16,670
Operating leases, right-of-use	26,133	27,363	29,140	30,000	26,862
Other assets	245,966	273,303	257,056	252,566	257,975
Total assets	$9,910,089	$9,897,006	$9,853,421	$9,842,394	$9,930,986
Deposits:
Noninterest-bearing demand deposits	$2,722,689	$2,857,512	$3,073,353	$3,236,696	$3,502,095
Interest-bearing demand deposits	1,731,814	1,746,882	1,751,998	1,635,706	1,718,541
Savings deposits	2,682,068	2,816,816	2,778,118	2,807,796	2,884,378
Time certificates	697,467	588,433	491,896	345,667	223,999
Total deposits	7,834,038	8,009,643	8,095,365	8,025,865	8,329,013
Accrued interest payable	8,445	6,688	3,655	1,643	1,167
Operating lease liability	28,261	29,527	31,377	32,228	29,004
Other liabilities	145,982	141,692	136,464	157,222	159,741
Other borrowings	632,582	537,975	392,714	434,140	264,605
Junior subordinated debt	101,099	101,080	101,065	101,051	101,040
Total liabilities	8,750,407	8,826,605	8,760,640	8,752,149	8,884,570
Common stock	697,349	696,369	695,305	695,168	697,448
Retained earnings	615,502	599,448	578,852	564,538	542,873
Accum. other comprehensive loss, net of tax	(153,169)	(225,416)	(181,376)	(169,461)	(193,905)
Total shareholders’ equity	$1,159,682	$1,070,401	$1,092,781	$1,090,245	$1,046,416
Quarterly Average Balance Data
Average loans, excluding PPP	$6,745,040	$6,596,116	$6,465,903	$6,412,386	$6,357,250
Average interest-earning assets	$9,047,233	$9,053,389	$9,022,064	$9,028,061	$9,076,450
Average total assets	$9,879,355	$9,874,240	$9,848,191	$9,878,927	$9,932,931
Average deposits	$7,990,993	$8,043,101	$7,981,515	$8,218,576	$8,545,172
Average borrowings and subordinated debt	$617,046	$550,344	$578,312	$378,676	$186,957
Average total equity	$1,097,431	$1,112,404	$1,112,223	$1,087,473	$1,016,468
Capital Ratio Data
Total risk-based capital ratio	14.7%	14.5%	14.5%	14.5%	14.2%
Tier 1 capital ratio	12.9%	12.7%	12.7%	12.7%	12.4%
Tier 1 common equity ratio	12.2%	12.0%	12.0%	12.0%	11.7%
Tier 1 leverage ratio	10.7%	10.6%	10.4%	10.2%	10.1%
Tangible capital ratio (1)	8.8%	7.9%	8.1%	8.1%	7.6%

(1) Non-GAAP measure

TRICO BANCSHARES—NON-GAAP FINANCIAL MEASURES
(Unaudited. Dollars in thousands)

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$1,459	$1,324	$1,751	$5,651	$5,465
Effect on average loan yield	0.09%	0.08%	0.11%	0.09%	0.09%
Effect on net interest margin (FTE)	0.06%	0.06%	0.07%	0.06%	0.06%
Net interest margin (FTE)	3.81%	3.88%	4.34%	3.96%	3.88%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	3.75%	3.82%	4.27%	3.90%	3.81%
PPP loans yield, net:
Amount (included in interest income)	$1	$2	$16	$12	$2,390
Effect on net interest margin (FTE)	—%	—%	—%	—%	0.02%
Net interest margin less effect of PPP loan yield (Non-GAAP)	3.81%	3.88%	4.34%	3.96%	3.86%
Acquired loan discount accretion and PPP loan yield, net:
Amount (included in interest income)	$1,460	$1,326	$1,767	$5,663	$7,855
Effect on net interest margin (FTE)	0.06%	0.06%	0.07%	0.06%	0.08%
Net interest margin less effect of acquired loan discount accretion and PPP yields, net (Non-GAAP)	3.75%	3.82%	4.27%	3.90%	3.80%

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$26,075	$30,590	$36,343	$117,390	$125,419
Exclude provision for income taxes	10,325	11,484	14,723	43,515	48,488
Exclude provision for credit losses	5,990	4,155	4,245	23,990	18,470
Net income before income tax and provision expense (Non-GAAP)	$42,390	$46,229	$55,311	$184,895	$192,377

Average assets (GAAP)	$9,879,355	$9,874,240	$9,932,931	$9,870,189	$9,771,601
Average equity (GAAP)	$1,097,431	$1,112,404	$1,016,468	$1,102,436	$1,074,437

Return on average assets (GAAP) (annualized)	1.05%	1.23%	1.45%	1.19%	1.28%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.70%	1.86%	2.21%	1.87%	1.97%
Return on average equity (GAAP) (annualized)	9.43%	10.91%	14.19%	10.65%	11.67%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	15.32%	16.49%	21.59%	16.77%	17.90%

	Three months ended			Twelve months ended
(dollars in thousands)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Return on tangible common equity
Average total shareholders' equity	$1,097,431	$1,112,404	$1,016,468	$1,102,436	$1,074,437
Exclude average goodwill	304,442	304,442	306,192	304,442	287,904
Exclude average other intangibles	11,160	12,563	17,521	13,611	15,901
Average tangible common equity (Non-GAAP)	$781,829	$795,399	$692,755	$784,383	$770,632

Net income (GAAP)	$26,075	$30,590	$36,343	$117,390	$125,419
Exclude amortization of intangible assets, net of tax effect	857	1,120	1,199	4,309	4,461
Tangible net income available to common shareholders (Non-GAAP)	$26,932	$31,710	$37,542	$121,699	$129,880

Return on average equity	9.43%	10.91%	14.19%	10.65%	11.67%
Return on average tangible common equity (Non-GAAP)	13.67%	15.82%	21.50%	15.52%	16.85%

	Three months ended
(dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,159,682	$1,070,401	$1,092,781	$1,090,245	$1,046,416
Exclude goodwill and other intangible assets, net	314,994	316,210	317,800	319,456	321,112
Tangible shareholders' equity (Non-GAAP)	$844,688	$754,191	$774,981	$770,789	$725,304

Total assets (GAAP)	$9,910,089	$9,897,006	$9,853,421	$9,842,394	$9,930,986
Exclude goodwill and other intangible assets, net	314,994	316,210	317,800	319,456	321,112
Total tangible assets (Non-GAAP)	$9,595,095	$9,580,796	$9,535,621	$9,522,938	$9,609,874

Shareholders' equity to total assets (GAAP)	11.70%	10.82%	11.09%	11.08%	10.54%
Tangible shareholders' equity to tangible assets (Non-GAAP)	8.80%	7.87%	8.13%	8.09%	7.55%

	Three months ended
(dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Tangible common shareholders' equity per share
Tangible shareholders' equity (Non-GAAP)	$844,688	$754,191	$774,981	$770,789	$725,304

Common shares outstanding at end of period	33,268,102	33,263,324	33,259,260	33,195,250	33,331,513

Common shareholders' equity (book value) per share (GAAP)	$34.86	$32.18	$32.86	$32.84	$31.39
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$25.39	$22.67	$23.30	$23.22	$21.76

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